Exhibit 99.1

 Edge Petroleum Announces First Quarter Operating Results and Record Production


    HOUSTON, April 15 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) announced today record total estimated production for the quarter ended March 31, 2004 of 3,150 MMcfe, or 34.6 MMcfe per day. This represents a 21% increase over the previous quarter's production of 2,599 MMcfe and a 104% increase over the same period a year ago. The Company's exit rate on March 31, 2004 was approximately 35 MMcfe per day.

    Edge drilled a total of nine wells during the first quarter of 2004, all of which were successful. Four of those new wells were on production as of March 31, 2004 and the remainder are expected to be on production shortly.

    Edge reported that it currently has four wells drilling, all in Texas. The Edge Bauer Ranch #1 (Edge operated, 25% W.I. ACP) is a 13,000-foot Vicksburg formation well in Jefferson County. In Hidalgo County, the Edge Guerra #23 (Edge operated, 100% W.I.) is a Frio formation well currently drilling with a planned total depth of 9,000 feet. In Brooks County in the Company's Encinitas project, the Lopez #11 (Edge W.I. 31%), a Vicksburg formation development well, is drilling ahead to its planned total depth of 9,700 feet. The fourth well currently drilling is the Strong #9 (Edge W.I. 2.85%) in Goliad County, a 12,900-foot Wilcox development well. All of these wells, except the Strong #9, are expected to reach total depth prior to the end of April 2004.

    Edge plans to commence drilling operations on another 10 to 15 wells during the second quarter of 2004 with operations concentrated in its Southeast New Mexico and South Texas development plays.

    Commenting on the quarter's activity, John O. Tugwell, Edge's Senior Vice President and newly appointed Chief Operating Officer, noted, "Edge achieved record production for the first quarter with new production additions coming from four of our nine successful new wells. The wells currently drilling are in close proximity to existing infrastructure and, if successful, can be brought on production quickly. We expect each of these wells, except the Bauer Ranch #1 and the Strong #9, to begin contributing to our production rate later this month. Our drilling program for the second quarter is on an accelerated pace as we try to take advantage of the high product prices we are currently receiving."

    Edge will release its first quarter earnings concurrent with its Annual Meeting of Shareholders on Wednesday, May 5, 2004 and host its quarterly conference call on May 6, 2004 at 9:00 a.m. CDT. Interested parties may participate by dialing 800-683-1575 (ID#: Edge). The call will also be webcast and can be accessed by logging onto the web at www.firstcallevents.com/service/ajwz404569361gf12.html . If you are unable to participate during the live webcast, the call will be archived at www.firstcallevents.com/service/ajwz404569361gf12.html and www.edgepet.com in the Investor Relations page of the site.

    Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX".

    Statements regarding production volumes, expected supply and balance, price weakness, hedging levels, all forecasts for the years 2003 and 2004, including future oil and gas prices, debt levels, and availability, production and earnings, performance goals, stock price and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.



SOURCE  Edge Petroleum Corporation
    -0-                             04/15/2004
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com
               http://www.firstcallevents.com/service/ajwz404569361gf12.html /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU:  MAV CCA